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                                                                       Exhibit 8
[LETTERHEAD APPEARS HERE]

                                 June 14, 2000



Stilwell Financial Inc.
920 Main Street, 21st Floor
Kansas City, Missouri  64105


Ladies and Gentlemen:

     In connection with the registration of certain shares of Common Stock of Stilwell Financial Inc. ("Stilwell") to be issued pursuant to the Stilwell Financial Inc. 1998 Long-Term Incentive Stock Plan (the "Plan"), as described in a Registration Statement on Form S-3 dated on or about the date of this opinion (the "Registration Statement"), we have been asked to render our opinion to you with respect to certain tax consequences under the Internal Revenue Code of 1986, as amended (the "Code") of various transactions contemplated by the Plan.

     We have examined the provisions of the Plan and made such other investigations as we deem necessary in order to enable us to render this opinion. Assuming that the transactions contemplated by the Plan are carried out in conformity with the terms of the Plan, it is our opinion that the tax consequences of each transaction will be as described below.

     The Registration Statement addresses only Nonstatutory Stock Options and LSARs, and not Incentive Stock Options, Bonus Shares, Performance Shares or Restricted Shares which may be issued under the Plan. This opinion is likewise limited to Nonstatutory Stock Options and LSARs.

     The grant of a Nonstatutory Stock Option will not result in taxable income to an employee at the time of grant, because of the Nonstatutory Stock Option granted under the Plan is of a type not actively traded on an established securities market, is not transferable by the employee, and has no readily ascertainable fair market value. Code (S) 83(e) and Treas. Reg. (S) 1.83-7. Upon exercise of a Nonstatutory Stock Option, the employee will be subject to tax. Treas. Reg. (S) 1.83-7. At the time of exercise, the employee will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date of exercise over the option price for the stock. Code
(S) 83(a).
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Stilwell Financial Inc.
June 14, 2000
Page  2


     If an employee exercises a Nonstatutory Stock Option using cash, the basis of the shares received will equal the option price plus the amount included in the employee's income upon exercise. Treas. Reg. (S)(S) 1.62-2(d)(2)(i) and 1.61-2(d)(6)(i). If the employee uses shares of Stilwell Common Stock to exercise a Nonstatutory Stock Option, the basis of the shares he surrenders carries over to the same number of shares received in the exercise of the option. Code (S)(S) 1031(d) and 1036, and Rev. Rul. 80-244, 1980-2 C.B. 234.
The employee's holding period in the same number of shares will include the employee's holding period in the shares surrendered. The basis of any additional shares received is the same as the amount included in gross income plus any cash the employee pays in connection with the exercise of the option. The holding period of any additional shares will not include any holding period in the shares surrendered.

     To the extent that the shares constitute a capital asset in the hands of the employee, on subsequent disposition of the stock acquired under the Nonstatutory Stock Option, the difference between the amount received for the stock and the basis of the stock will be treated as long-term or short-term capital gain or loss, depending on the holding period. Code (S)(S) 1001, 1221 and 1222.

     The grant of an LSAR will not result in taxable income to the employee at the time of grant. When the LSAR is paid, the employee will recognize ordinary income equal to the amount of cash received. Code (S) 61 and Rev. Rul. 80-300, 1980-2 C.B. 165.

     This opinion is limited to the matters expressly set forth herein; no opinion may be inferred or implied beyond the matters expressly stated herein.

     The undersigned consents to the filing of this opinion as an exhibit to the Registration Statement.

                              SONNENSCHEIN NATH & ROSENTHAL

                              /s/ Sonnenschein Nath & Rosenthal